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Exhibit 3(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CANDELA CORPORATION

* * * * * *

         I, Gerard E. Puorro, President and Chief Executive Officer of Candela Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, originally incorporated pursuant to the General Corporation Law of the State of Delaware on August 22, 1984, do hereby certify that the Certificate of Incorporation of Candela Corporation, as amended, has been further amended, and restated as amended, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of Candela Corporation is amended and restated as follows:

         1.      The name of the corporation is Candela Corporation.

         2.      The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3.      The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         4.      The total number of shares of common stock which the Corporation shall have authority to issue is 60,000,000 and the par value of each such share is one cent ($.01). No holder of any share of the Corporation shall have preemptive rights.

         5.      The corporation is to have perpetual existence.

         6.      In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

           (a)    To make, alter or repeal the bylaws of the corporation.

           (b)    To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

           (c)    To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

           (d)    By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such agent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

           (e)    When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interest of the corporation.

         7.      Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

         8.      Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

         9.      The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         10.    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware as the same may be amended and supplemented.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized offer of Candela Corporation this 8th day of May, 2008.

CANDELA CORPORATION
By:	/s/ GERARD E. PUORRO
Name:	Gerard E. Puorro
Title:	President and Chief Executive Officer

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  Exhibit 3(i)
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CANDELA CORPORATION